Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of (1) our report relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. dated March 1, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share-based payments, effective January 1, 2006, to conform to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company’s change in its method of accounting for joint ventures, effective January 1, 2006, to conform to Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights) and (2) our report on management’s report on the effectiveness of internal control over financial reporting dated March 1, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

April 13, 2007